Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 1, 2023 (“Effective Date”) between MARK WHITE (the “Executive”) and NEXALIN TECHNOLOGY INC. (the “Company”).

WHEREAS, the Company and Executive have previously entered into an Employment Agreement dated as of February 15, 2021 (“February 2021 Agreement”) whereby the Executive and the Company delineated the terms of Executive’s employment by the Company as its Chief Executive Officer;

WHEREAS, the Company completed its initial public offering on September 20, 2022;

WHEREAS, in light of the continued efforts of Executive to improve the operations and expansion of the Company and to execute on its business plan despite the (i) continuing effects of the COVID pandemic during the 2021 and 2022 years in the United States and People’s Republic of China, (ii) recent downturn of the United States’ stock market and capital markets which has had a negative effect upon the Company, and (iii) continued restrictions, up until relatively recently, imposed by the government of the People’s Republic of China upon the economy in People’s Republic of China as a result of COVID that have had a severely adverse impact the Company’s ability to complete its proposed joint venture to establish sales and revenue in Asia, the Company and the Executive have determined that the February 2021 Agreement does not adequately or accurately reflect the Executive’s efforts with respect to the Company.

WHEREAS, the Company and the Executive desire to terminate the February 2021 Agreement and enter in this new Employment Agreement to provide for the terms and conditions of the future employment of the Executive by the Company.

WHEREAS, the terms and conditions of the Company’s 2023 Equity Incentive Plan are being submitted contemporaneously herewith to the Board of Directors for adoption and approval and remain subject to the approval of the shareholders of the Company.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1. Employment Term. Subject to the terms and conditions hereof, the Company employs the Executive and the Executive accepts such employment for the three (3) year period commencing as of the Effective Date and ending on the third anniversary of the Effective Date (the “Termination Date”), unless the Employment Term is extended or terminated as provided in Sections 2 and 7, respectively (the “Employment Term”).

2. Renewal. The Employment Term shall be extended for one additional year unless prior to Termination Date, either party notifies the other that he or it chooses not to extend the Employment Term. By way of example, if neither party makes an election prior to the Termination Date, then the Employment Term shall automatically be extended by one additional year beginning on the day which immediately follows the Termination Date.

3. Duties and Responsibilities. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company and as the holder of such other senior executive positions consistent therewith as the Board may determine. He shall report to, and be subject to, the direction of the Company’s Board of Directors with such duties and responsibilities as are commensurate with his title and position. The Executive shall work on a full-time basis and shall devote his time, energy and attention to the business of the Company; it being understood that Executive’s employment hereunder shall not preclude his working on other non-competitive business matters that do not interfere with his duties hereunder.

4. Compensation

(a) Basic Compensation. In payment for services to be rendered by the Executive hereunder, the Executive shall be entitled to annual Basic Compensation in cash, less any withholding required by law; of $300,000 per annum, payable monthly or on such more frequent schedule as the Company may elect.

(b) Bonus.

(i) Annual Bonus. The Executive shall be entitled to an annual cash bonus during each year of his Employment Term in the aggregate amount of the sum of (A) $90,000 for the achievement of certain targets set by the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”), subject to review and adjustment on annual basis by the Compensation Committee (the “Target Bonus”), plus (B) $30,000 to be determined in the good faith discretion of the Compensation Committee based upon the Executive’s achievement of objectives and milestones using the same criteria as the Target Bonus (the “Discretionary Bonus”, and together with the Target Bonus, collectively, the “Annual Bonus”). Each earned Annual Bonus will be payable in the year following the year for which it is earned as soon as practicable after the end of the year for which it is earned (and, in all events, prior to the later of (i) date that is two and a half months after the end of the year for which it is earned or (ii) 30 days after the completion of the audited financial statements and results of operations for such year).

(ii) Target Bonus. The target milestones for the 2023 year are as set forth and described in Exhibit A annexed hereto. The Company acknowledges and agrees that, under the leadership and stewardship of Executive, two of the milestones enumerated in Exhibit A have been achieved as of the Effective Date and that, based on the projected performance of the Company, the remaining milestone(s) is expected to be attained on or before November 1, 2023. Prior to November 1 of each year of the Term following 2023, the Compensation Committee and the Executive shall work together in good faith to establish new or additional target milestones for such year.

(iii) Discretionary Bonus. The actual annual Discretionary Bonus, if any, will be awarded in the Compensation Committee’s discretion and may be based on, among other things, the financial performance of the Company, the Executive’s own job performance and the achievement, in whole or in part, of performance targets and goals that are the same as or similar to those established by the Compensation Commission, after consultation with the Executive, applicable to the Target Bonus. The Executive’s receipt of a Discretionary Bonus in one year does not guarantee receipt of any bonus in any subsequent year. Any Discretionary Bonus earned will be paid as soon as practicable after the end of the year in which it is earned (and, in all events, prior to the later of (i) date that is two and a half months after the end of the year for which it is earned or (ii) 30 days after the completion of the audited financial statements and results of operations for such year).

(iv) Performance Based Stock Options. In addition to the Annual Bonus earned by the Executive in any year, the Executive shall also be entitled to stock options (the “Bonus Options”). The terms and conditions applicable to the Bonus Options are more fully set forth in Exhibit B hereof.

(vi) Investment Representations. The Executive acknowledges the shares issuable under this Section 4(b) into which the Bonus Options shall be exercisable (the “Bonus Shares”) will be taken by him for investment and not for distribution thereof and will not be sold or otherwise disposed of in violation of the Securities Act of 1933 as amended and the rules and regulations promulgated thereunder (the “Securities Act”) and shall contain restrictions as are customary in grants of this kind and shall be taxable to the Executive in accordance with applicable federal and state tax laws. All certificates representing Bonus Shares shall have affixed thereto legends in substantially the following form:

The shares of stock represented by this certificate are subject to restrictions on transfer set forth in a certain Employment Agreement between the corporation and the registered owner of this certificate (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the Corporation.

In furtherance of the foregoing, the Executive acknowledges that the Executive has been advised and understands, that:

(A) the grant of Bonus Shares and/or the right to purchase Shares pursuant to the Bonus Options and the issuance of any shares pursuant to this Agreement may be subject to, or may become subject to, applicable reporting, disclosure and holding period restrictions imposed by Rule 144 under the Securities Act and Section 16 of the Securities Exchange Act of 1934 (“Section 16”); and

(B) shares acquired could be subject to Section 16(a) reporting requirements as well as the short swing trading prohibition contained in Section 16(b) which precludes any profit taking with respect to any stock transactions which occur within any six-month period.

(c) Sign-On/Retention Bonus. The Executive shall receive a one-time sign-on bonus in the lump-sum amount of $50,000 payable on the Company’s first payroll date following the date of execution of this Agreement, subject to all applicable taxes and withholdings. In addition to the foregoing, following the Effective Date, the Board shall approve the grant of nonqualified stock options to purchase shares of Common Stock with an exercise price equal to $400,000. Such stock options granted pursuant to this Section 4 shall be vested upon grant, and with the exception of performance based vesting conditions, shall be subject to such other terms of the conditions as set forth in Exhibit B hereof.

(d) Specified Employee. If the Executive is a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”) (or any successor provision), no payment under this Section 4 in connection with the Executive’s termination of employment (other than a payment of salary through the date of such termination, and payments on account of termination of employment by reason of death) shall be made until the date which is six (6) months after the date of the termination of the employment of the Executive (or, if earlier, the date of death of the Executive); provided further, if the Company determines based upon written advice of counsel that any such payment if made during the calendar year that includes the termination date would not be deductible in whole or in part by reason of Code § 162(m), such payment shall be made on January 2 of the following calendar year (or such later date as may be required under the preceding proviso if the Executive is a “specified employee”).

5. Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established from time to time by the Board of Directors of the Company) in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

6. Other Benefits. The Executive shall be entitled to the following additional benefits:

(a) four (4) weeks of paid vacation during each year of the term; it being understood and agreed that Executive shall be entitled to take such additional paid vacation time as does not interfere with the performance of his duties hereunder and as are not reasonably objected to by the Company’s Board of Directors.

(b) Paid holidays in accordance with the Company’s usual holiday schedule plus eight additional paid holiday, or personal days, to be taken at such time as the Executive determines; it being understood and agreed that Executive shall be entitled to take such additional paid holidays or paid personal days as do not interfere with the performance of his duties hereunder and as are not reasonably objected to by the Company’s Board of Directors.

(c) Such major medical, health and dental coverage benefits and long-term disability group plan coverage generally available to the Company’s officers. To the extent the Executive qualifies, the Executive may participate in, or benefit under, any employee benefit plan, arrangement or perquisite made available by the Company to its key executives. Family medical, health and dental coverage benefits and long-term disability group plan coverage may be obtained for the Executive’s family at his sole cost and expense.

(d) The Company shall reimburse the Executive for such ordinary and necessary business- related expenses as shall be incurred by the Executive in the course of the performance of his duties under this Agreement.

(e) A monthly car allowance in the amount of the monthly rental cost of a luxury sedan or its equivalent plus expenses for business use, with such rental cost and expenses not to exceed the aggregate sum of $1,500.

7. Termination. The Executive’s employment hereunder may be terminated under the following circumstances:

(a) The Company shall have the right to terminate the employment of the Executive under this Agreement for disability in the event the Executive suffers an injury, or physical or mental illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than one hundred eighty (180) consecutive days upon the Company giving at last thirty (30) days written notice of termination; provided, however, that if the Executive is eligible to receive disability payments pursuant to a disability insurance policy or policies paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving payment under this Agreement.

(b) This Agreement shall terminate upon the death of Executive.

(c) The Company may terminate this Agreement at any time for “Cause” because of (i) the conviction of a felony or a misdemeanor, excluding a petty offense, involving fraud or dishonesty, (ii) a material breach of the employment/consulting services agreement, provided that such breach is not cured within twenty (20) days after delivery a notice from the Board requesting cure, or (iii) the willful or intentional material misconduct by the Executive in the performance of his duties.

(d) The Executive may terminate his employment for “Good Reason” on five (5) days written notice if:

(i) he is assigned, without his express written consent, any duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof, except in connection with the termination of his employment by him without Good Reason;

(ii) his compensation is reduced; or

(iii) any purchaser or purchasers of substantially all of the business or assets of the Company do not agree, at or prior to the closing of any such transaction, by agreement in form and substance satisfactory to the Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no sale was consummated.

(e) Upon termination of Executive’s employment by Executive or by the Company, for any reason or for no reason, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, and calculations, and copies thereof, in whatever medium, which are the property of the Company or its affiliates or which relate in any relevant, meaningful way to the business, products, practices, techniques, customers, suppliers, functions or operations of the Company or its affiliates, and all other property and Confidential Information of the Company or its affiliates, including, but not limited to, all documents which in whole or in part contain any Confidential Information of the Company or its affiliates, which in any of these cases are in his possession or under his control.

8. Nondisclosure; Noncompetition.

(a) The Executive agrees not to use or disclose, either while in the Company’s employ or at any time thereafter, except with the prior written consent of the Board of Directors, any trade secrets, proprietary information, or other information that the Company considers confidential relating to processes, suppliers (including but not limited to a list or lists of suppliers), customers (including but not limited to a list or lists of customers), compositions, improvements, inventions, operations, processing, marketing, distributing, selling, cost and pricing data, or master files utilized by the Company, not presently generally known to the public, and which is, obtained or acquired by the Executive while in the employ of the Company.

(b) During his employment and for a period of two years thereafter, the Executive shall not, directly or indirectly; (i) in any manner, engage in any business which competes with any business conducted by the Company (including any subsidiary) and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm or business that is so engaged (provided, however, that nothing herein shall prohibit the Executive from owning not more than three percent (3%) of the outstanding stock of any publicly held corporation), (ii) persuade or attempt to persuade any employee of the Company to leave the employ of the Company or to become employed by any other entity, or (iii) persuade or attempt to persuade any current client or former client with leaving, or to reduce the amount of business it does or intends or anticipates doing with the Company.

(c) During his employment with the Company, and for two years thereafter, the Executive shall not take any action which might divert from the Company any opportunity learned about by him during his employment with the Company (including without limitation during the Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.

(d) In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of the Executive pursuant to this Section 8 of this Agreement shall survive such termination.

9. Inventions.

(a) The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Executive, solely or jointly with others, during his employment with Company, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, but only insofar as the Inventions are related to the Executive’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of his employment or upon the Company’s request. The Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to his term of employment, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to his term of employment, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Executive from the Company. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.

(b) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive 5 agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

10. Successors; Binding Agreement.

(a) The Company shall require any purchaser or purchasers of the Company or any purchaser or purchasers of substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets which executes and delivers the agreement provided for in this Section 9(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.

11. Amendment; Waiver. No provisions of this Agreement may be modified, supplemented, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

12. Applicable Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles.

13. Severability of Covenants. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall remain in full force and effect and any invalid and enforceable provisions shall be deemed, without further action on the part of the undersigned, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

14. Remedies.

(a) In the event of a breach or threatened breach of any of the Executive’s covenants under Section 8, the Executive acknowledges that the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company will be entitled to such equitable and injunctive relief as may be available to restrain the Executive from the violation of the provisions thereof.

(b) Nothing herein shall be construed as prohibiting the Company, on the one hand, and the Executive, on the other hand, from pursuing any remedies available at law or in equity for any breach or threatened breach of the provisions of this Agreement by the other party, including the recovery of damages.

(c) If the Company terminates this Agreement at any time without Cause (as defined above in Section 7(c)) or the Executive terminates his employment for a Good Reason (as defined above in Section 7(d)), after the first anniversary of the date hereof, the Executive shall be entitled under this Section 14(c) to receive an amount equal to the amount of the compensation payments that, but for his termination of employment, would have been payable to the Executive under Section 4(a) as follows:

Termination under Section 14(c)	Compensation under Section 4(a)
Within the first full calendar year of the Executive’s employment	an amount equal to the amount of compensation payments for 6 months
Within the second full calendar year of the Executive’s employment	an amount equal to the amount of compensation payments for 12 months
Within or after the third full calendar year of the Executive’s employment	an amount equal to the amount of compensation payments for one 18 month period

Notwithstanding anything herein to the contrary, the Executive shall also be entitled to the amounts of any of the Annual Bonus payments under Section 4(b) for the year of termination to the extent that targets were achieved prior to the date of termination.

(d) The above amounts shall be deemed liquidated damages, and not a penalty. The Executive shall not be required to mitigate the amount of any payment received pursuant to this paragraph nor shall the amount payable under this paragraph be reduced by any compensation earned by the Executive after the date of his termination of employment.

15. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to the Company

addressed to:	Nexalin Technology Inc.1776 Yorktown Suite 550 Houston, TX 77056 Attention:

with a copy to:	Warshaw Burstein LLP 575 Lexington Avenue New York, New York 10022 Attention: Martin Siegel, Esq.

If to the Executive

addressed to:	Mr. Mark White

or to such other address as the one party shall specify to the other party in writing.

16. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

17. Acknowledgment. Executive acknowledges that Executive has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement and that Executive has taken advantage of that opportunity to the extent that Executive desires. Executive further acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it voluntarily based on Executive’s own judgment.

[Signature Page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

NEXALIN TECHNOLOGY INC.

By:	/s/ Alan Kazden
Title:	Head of Compensation committee

By:	/s/ Mark White
Mark White

Signature Page (Employment Agreement)

EXHIBIT A

Terms of Compensation

The performance milestones applicable to the Target Bonus for 2023 are as follows:

1) The execution of a joint venture agreement with Wider Com Limited, a company formed under the laws of China.

2) The development of the Gen-3 Halo headset, a new headset design to emit waveform technology for the treatment of mental health conditions.

3) The publication of a “white paper” case study analyzing one of Company’s devices.

4) The attainment of such other milestones and/or performance objectives, as determined in the discretion of the Compensation Committee.

A-1

EXHIBIT B

Bonus Options

Contemporaneous with the execution date of the Employment Agreement, the Executive shall be granted stock options covering shares of Common Stock of the Company with an exercise price on the date of grant equal to $840,000. The Bonus Options shall be granted at the closing price of the Company’s publicly- traded Common Stock on the date of the grant, and shall be nonqualified stock options subject to performance- based vesting conditions set forth below.

This grant of the Bonus Options shall be construed in accordance and consistent with, and subject to, the provisions of the Nexalin Technology, Inc. 2023 Equity Incentive Plan (the “Plan”) (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

Subject to (a) any acceleration provisions in this Employment Agreement, including but not limited to those set forth in Section 7(f) above, and (b) the Executive’s continued employment with or provision of services to the Company through each vesting date set forth below, each of the three (3) tranches of Bonus Options covering one-third (33%) of the underlying shares of Common Stock shall vest and become exercisable in three (3) equal annual installments of shares of Common Stock, beginning on the first anniversary of the Effective Date upon the achievement of the following “Milestone Targets” (as hereinafter defined).

The Milestone Targets for the first (2023) tranche of Bonus Options shall be the attainment of three (3) out of the four (4) of the performance based criteria set forth in Exhibit A hereof. The Milestone Targets for the second (2024) tranche and the third (2025) tranche of Bonus Options shall be mutually established by the Executive and the Committee, working together in good faith, prior to November 1 of each of the second and third anniversary of the Effective Date, respectively. It being understood and agreed that the Milestone Targets for both the second and third tranches shall each comprise four (4) performance based criteria which are similar in nature to those enumerated in Exhibit A, and that the achievement of the Milestone Targets for the second and third tranches shall be attained by the satisfaction of three (3) out of the four (4) of such performance based criteria.

B-1